EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Teekay LNG Partners L.P.:

(1)	No. 333-124647 on Form S-8 pertaining to the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan;

(2)	No. 333-188387 on Form F-3 and related prospectus for the registration of up to $100,000,000 of common units representing limited partnership units;

(3)	No. 333-190783 on Form F-3 and related prospectus for the registration of 931,098 common units representing limited partnership units;

(4)	No. 333-197479 on Form F-3 and related prospectus for the registration of common units, preferred units, convertible preferred units, debt securities and convertible debt securities; and

(5)	No. 333-197651 on Form F-3 and related prospectus for the registration of up to $500,000,000 of common units representing limited partnership units.

of our reports dated April 22, 2015, with respect to the consolidated financial statements as at December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, of Teekay LNG Partners L.P., our report dated March 16, 2015, with respect to the consolidated financial statements of Malt LNG Netherlands Holdings B.V. and our report dated April 21, 2015, with respect to the consolidated financial statements of Exmar LPG BVBA, which reports appear in the December 31, 2014 Annual Report on Form 20-F of Teekay LNG Partners L.P.

Vancouver, Canada	/s/ KPMG LLP
April 22, 2015	Chartered Accountants